Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 28, 2025 relating to the financial statements appearing in the Annual Report on Form 10-K of Conduit Pharmaceuticals, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Morristown, NJ

April 22, 2025